Exhibit 10.11

AMENDMENT No. 1
to
META GROUP, INC.
EMPLOYMENT AND MANAGEMENT AGREEMENT

This Amendment No. 1 (“Amendment”) is entered into as of July 31, 2002 (the “Amendment Effective Date”) between HOWARD RUBIN, an individual residing at 450 Long Ridge Road, Pound Ridge, New York 10576 (the “Executive”), and META Group, Inc. (“Company”), to amend the META GROUP, INC. EMPLOYMENT AND MANAGEMENT AGREEMENT, dated as of October 27, 2000 (the “Employment Agreement”) between them.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company (the “Parties”) hereby agree to amend the Employment Agreement as follows:

GLOSSARY of Definitions used in this Amendment:

(Note: Capitalized terms not otherwise defined hereinbelow shall have the same meaning ascribed to them in the Asset Purchase Agreement dated October 27, 2000 as amended contemporaneously herewith  (collectively, the “AP Agreement”).

“Division” is defined as the Business (as defined in the AP Agreement), after the Closing (as defined in the AP Agreement) of the AP Agreement, acquired and operated by Company as a separate division of Company (until on or about 1/1/02, after which there was no separate division).

“GAAP” is defined as United States Generally Accepted Accounting Principles.

“MGC” is defined as META Group Consulting.

“META Measurements” (“MM”) is defined as the Division — which is the Business (as defined in the AP Agreement), after the Closing (as defined in the AP Agreement) of the AP Agreement, acquired and operated by Buyer as a separate division of Buyer (until on or about 1/1/02, after which there was no separate division) — PLUS the following 3 META Group Consulting (“MGC”) services reporting to Rubin: Sourcing (“SOP”), Process and Metrics (“PMP”), and Operations and Benchmarking (“OEP”). Note: For purposes of clarification, MM includes performance results from Metricnet publications and services. Note: MM product codes and staff are identified in Schedule I and Schedule II, respectively of the AP Agreement.

“Rubin Retainer” is defined as MM Consulting work performed, over a single or multi-month period of time, solely by Executive for a client of Company where said client is invoiced by Company over a single or multi-month period of time.

“Sales CY” is defined as the 12-month period from February 1 of one CY to January 31 of the following CY, subject to modification of such start and end dates by Company’s management (including alteration of the period being 12 months).

1. Section 1 is deleted and replaced with the following:

“1.                                 Employment by the Company.  The Company agrees to employ the Executive in the position of Executive Vice President and Chief Strategy Officer of the Company, and the Executive accepts such employment and agrees to perform such duties as are customarily assigned to an employee holding such positions, including without limitation management of the Division; the parties acknowledge that all officers of the Company may by law only be chosen, and with such titles, as determined by resolution of the Company’s Board of Directors, with authority and duties as prescribed in such resolutions. The Executive agrees to devote his full business time and energies to the business of the Company and/or its Subsidiaries and/or Affiliates and to faithfully, diligently and competently perform his duties hereunder.  In furtherance of the foregoing, the Executive shall hold in trust for the benefit of the Company, and promptly remit to the Company, any cash or in-kind income received by the Executive during the Term (as defined below) from any source other than (i) the Company and its Affiliates, (ii) passive investments made by the Executive or for the Executive’s benefit, and (iii) gifts to the Executive.  The Executive agrees to avoid using for business communication any personal email address (other than the domain name metagroup.com), and shall use META Group’s email and sanctioned business cards and marketing logo(s).

The Executive shall have direct management of the following MGC services (also known as practice areas): SOP, PMP and OEP. For clarification, the Parties note that, beginning February 28, 2002, PMP personnel were transferred to either SOP or OEP; for accounting and performance purposes, PMP product codes shall remain in effect to capture residual costs and residual Net Billings and Revenues, until such time as the Chief Financial Officer of the Company determines otherwise. The parties acknowledge that the configuration and names of the practice areas are subject to change upon mutual agreement of the Company and Executive in writing (where Email is an acceptable form of writing).

The Executive (for the performance of MM) will report to the Managing Director of MGC, presently Michael Pedersen. For purposes of staff management, resource management, consulting operations, accounting, bonus accrual and P&L reporting, MM will be under and report directly to the Managing Director of MGC. For purposes of marketing new products and leveraging of MM intellectual property into the Company’s research community, the Executive will report directly to the Company’s CEO, with dotted line reporting to the Company’s Director of Research. Existing staff engaged in the Metricnet business shall report directly to the Executive, with dotted line reporting to the Managing Director of MGC.  All MM staff hired after the date hereof to be engaged in MM consulting or Metricnet, or support of MM operations in any capacity, shall report to the Executive. Changes in reporting structure may be accomplished by mutual agreement of the parties evidenced in written or electronic mail form.”

2. Section 2 is deleted and replaced with the following:

“1.                                 Term of Employment.  The term of this Employment Agreement (the “Term”) shall be for the initial period commencing on the date hereof and ending on December 31, 2005, unless the Executive is earlier terminated as provided in Section 4 hereof.  After December 31, 2005, this Employment Agreement shall be automatically renewed for successive one (1) year periods, unless terminated by a party on at least sixty (60) days written notice prior to the end of the then current Term.  Notice of non-renewal shall not be deemed or otherwise construed as a termination without Cause.”

3. Section 3.2 is deleted and replaced with the following:

“3.2                           Recoverable Draw. In addition to Base Salary, the Executive shall be entitled to receive a monthly amount in the form of a Recoverable Draw (as defined below), payable within thirty (30) days after each month’s end, equal to:

(A) ½ of the Rubin Retainer (as defined above) Revenue for the applicable month,

minus (B) the Executive’s monthly Base Salary, and

minus (C) monthly direct expenses for Rubin Retainer staff salaries, travel & entertainment, and other Company support and direct event costs, royalty payments, commissions, draws, direct marketing and other direct expenses, all relating to achieving Rubin Retainer Revenue.

The parties agree to follow a monthly calculation and review process relating to determination of the Recoverable Draw, which process is attached hereto as Addendum 1.

“Recoverable Draw” is defined as the amount of additional compensation which the Executive is to receive from Company on a monthly basis (separate from Base Salary, Earn Out and Commission – as defined in Revised Exhibit A to the Asset Purchase Agreement), and is based upon the calculations detailed immediately above, namely A minus B minus C.

FACTORS relating to Recoverable Draw:

1. Monthly Recoverable Draws shall be accumulated on an annual CY basis.

2. Whenever a monthly calculation of Recoverable Draw results in a negative amount, such negative amount shall be subtracted from positive amounts resulting from future monthly calculations.

3. Consecutive negative monthly Recoverable Draws shall be accumulated and subtracted from future positive monthly Recoverable Draws.

4. Whenever a Rubin Retainer contract requires Company support (including but not limited to MGC personnel) and/or Outside Consultant(s), the total amount of Recoverable Draw for such Rubin Retainer contract shall be subtracted from future Recoverable Draws.

5. “Recoverable” in the term “Recoverable Draw” is agreed by the Parties to mean that in the event Company is not able to collect from the third party client on the Rubin Retainer contract between Company and such client, for a period in excess of one hundred eighty (180) days (i.e., said Account Receivable becomes 180 days past due [or uncollected, or outstanding]), then the amount of each such contract shall be subtracted from the Recoverable Draw amount for the month in which such 180 period was reached, and if the Recoverable Draw for such month is negative, then FACTORS 2 and 3 above shall apply.

d) The Recoverable Draw shall not exceed  $760,000 in any CY period.

4. Section 3.3 is deleted and replaced with the following:

“3.3                           Bonus, if any, for CY2002 and Beyond.  The Executive agrees to participate in the existing annual MGC and META Group Publications bonus pool (“Bonus Pool”). The proposed Bonus Pool allocations shall be subject to modification by the CEO of the Company, and shall require the approval of the CEO and the Compensation Committee of the Board of Directors of the Company.  Bonus amounts allocable to the Executive shall be paid to him in a manner consistent with existing Company and MGC bonus practices. The Executive’s total bonus amount, stipulated in the Research Division Bonus Plan on an annual basis for each Sales CY, (subject to approval of Company’s Compensation Committee), shall be split between MGC and MetricNet, and shall be apportioned in the following manner:

MGC bonus portion is determined by dividing MM consulting Net Billings achieved (in that Sales CY period) by total MM Net Billings achieved (in that Sales CY period),

plus

MetricNet bonus portion is determined by dividing Metricnet Net Billings achieved (in that Sales CY period) by total MM Net Billings achieved (in that Sales CY period).

The Company and Executive acknowledge that bonus, bonus pool, eligibility and allocation, if any, are in the control of the Compensation Committee of the Board of Directors of the Company.”

5.  Section 4.3 (v) is deleted and replaced with the following:

“(v) the failure of the Executive to achieve in any calendar year (other than 2002): at least 80% of the Net Billings Target for MM, and at least 95% of the Direct Margin Targets for each of MM consulting and Metricnet, as such Net Billings Target and Direct Margin Targets are set forth in Table 1 of Revised Exhibit A to the Asset Purchase Agreement; or”

6. In Section 7.1, add the following for an additional copy to Company:

and Attention:                  General Counsel
META Group, Inc.
208 Harbor Drive
Stamford, CT  06912
Fax:  (203) 388-2545

7. Executive hereby waives, releases and holds the Company, its officers, directors, employees, contractors and agents harmless from and against: (a) any breaches of any provision(s) of the Employment Agreement committed or alleged to have been committed by the Company from the date of the Employment Agreement to the date of this Amendment; and (b) and claims of any kind including but not limited to damages or losses of any kind related thereto for such period.

8. In the event of any inconsistency between the terms of this Amendment and the terms of the Employment Agreement, this Amendment shall take precedence.

9. Except as expressly amended as set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.

10. This Amendment may be executed in several counterparts, all of which taken together shall constitute one single agreement of the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

META GROUP, INC.
By:	/s/ John A. Piontkowski
Name: John A. Piontkowski
Title: Chief Financial Officer

HOWARD RUBIN
/s/ Howard Rubin

ADDENDUM 1

Rubin Retainer Recoverable Draw Monthly Calculation and Review Process

1. Run a report for accounting unit 1053 – Rubin Consulting (also known as Rubin Retainer), detailing all revenue for the applicable month.

2. Ensure that the proper revenue recognition is followed (i.e., if a project is to occur over multiple months and is billed up front, the appropriate portion is deferred).

3. Both parties will corroborate to ensure that all contracts were fulfilled entirely by Executive.

4. Multiply applicable revenue figure by 50%.

5. Deduct Executive’s monthly salary.

6. Examine all expenses hitting 1053 P&L (known as Rubin Retainer), monthly direct expenses for Rubin Retainer staff salaries, travel & entertainment, and other Company support and direct event costs, royalty payments, commissions, draws, direct marketing and other direct expenses, all relating to achieving Rubin Retainer Revenue.

7. Deduct all such expenses.

8. Arrive at a final amount payable to Executive.

9. Corroborate final number with Executive.

10. Process check.